Exhibit 10.2
COLUMBUS McKINNON CORPORATION
MONTHLY RETIREMENT BENEFIT PLAN

Amendment No. 10 of the 1998 Plan Restatement

Columbus McKinnon Corporation (the "Company") hereby amends the Columbus McKinnon Corporation Monthly Retirement Benefit Plan (the "Plan"), as amended and restated in its entirety effective April 1, 1998, and as further amended by Amendment Nos. 1 through 9, as permitted under Section 10.1 of the Plan, in order to reflect Treasury regulations issued under Code Section 415 in April 2007, as follows:

1.           Article XI, entitled “Section 415 Limitations”, is amended effective April 1, 2008 to read as follows:

ARTICLE XI

SECTION 415 LIMITATIONS

11.1  Incorporation of Section 415 by Reference.

(a)  In General.  Code Section 415 generally limits annual benefits payable under the Plan and accumulated benefit accruals under the Plan by providing that such benefits and accruals may not exceed the lesser of $160,000 (as adjusted for cost of living increases after 2001) or 100 percent of the Participant’s average Section 415(c)(3) compensation for his high three years.  These limits must be adjusted if the Participant retires before or after his Normal Retirement Date, receives his benefit in a form other than a life annuity, has less than 10 years of service, has multiple annuity starting dates  or has a retroactive annuity starting date.

           (b)  Incorporation of Section 415 by Reference.  The limitations and other provisions of Code Section 415 and Treasury regulations promulgated thereunder with respect to annual benefits payable under the Plan and benefit accruals under the Plan  are hereby incorporated by reference.

(c)  Required Aggregation of Defined Benefit Plans.  If the benefits under this Plan must be aggregated with benefits under another defined benefit plan for the purpose of complying with Code Section 415, the benefits and benefit accruals of the plan in which the Participant is most recently participating shall be frozen to the extent necessary to comply with Code Section 415 on an aggregate basis.  However, if such other plan is required to freeze benefits and benefit accruals in accordance with this Section 11.1 but does not permit such freezing of benefits and/or benefit accruals, then the benefits and benefit accruals under this Plan shall be frozen to the extent necessary to comply with Code Section 415.

(d)  Actuarial Assumptions Used to Apply Dollar Limit.  For purposes of applying Code Section 415(b)(2)(E), references in that Code section to “the [interest] rate specified in [or under] the plan” shall be deemed to be references to the Applicable Interest Rate defined in Section 1.4.

(e)  Section 415(c)(3) Compensation.  A Participant’s “compensation” taken into account for purposes of applying Code Section 415 to benefit payments and benefit accruals under the Plan shall be the Participant’s Code Section 3401(a) wages within the meaning of Treasury Regulation §1.415(c)-2(d)(3)(Section 3401(a)wages).

(f)  Limitation Year.  For purposes of applying Code Section 415 to the Plan, the “limitation year” shall be the Plan Year.

IN WITNESS WHEREOF, this instrument of amendment has been executed by a duly authorize officer of the Corporation this 19th day of December, 2008, to be effective as of the date recited herein.

COLUMBUS McKINNON CORPORATION

By    Richard A. Steinberg

Title: Vice President